                                                                  EXHIBIT 23.3





                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Dove Audio, Inc. for the registration of 2,335,000 shares of its common stock and to the incorporation by reference therein of our report dated March 28, 1995, with respect to the consolidated statements of operations, shareholders' (deficit) equity and cash flows of Dove Audio, Inc. for the year ended December 31, 1994 included in Amendment No. 2 to its Annual Report (Form 10-KSB/A) for the year ended December 31, 1995 filed with the Securities and Exchange Commission.




                                             ERNST & YOUNG LLP




Los Angeles, California
September 6, 1996